Prospectus	Filed pursuant to Rule 424 (b) (i)
SEC File # 333-144923

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

                        LAURAL RESOURCES, INC.

Offering by Selling Security Holders: 975,000 Shares of Common Stock

We are registering 975,000 shares of common stock for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares of common stock by the selling security holders. The shares of common stock are being registered to permit public secondary trading of the shares of common stock being offered by the selling security holders named in this prospectus. The number of shares of Laural Resources, Inc. common stock being registered by selling security holders represents 38.2% of our currently issued and outstanding shares of common stock.

There is no public market for Laural Resources, Inc.’s common stock. It is our intention to seek quotation on the OTC Bulletin Board (“OTCBB”) subsequent to the date of this prospectus. There is no assurance our application to the NASD will be approved.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 5. Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Instructions

Until October 13, 2007 all dealers that effect transactions in these shares of common stock , whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is August 13, 2007.

Table of Contents

Summary of Prospectus	3

Risk Factors	5

Use of Proceeds	11

Plan of Distribution	11

Selling Security Holders	13

Business Description	15

Description of the Property	16

Management’s Discussion and Analysis or Plan of Operations	21

Management	25

Executive Compensation	28

Principal Shareholders	28

Description of Securities	29

Market for Common Shares & Related Shareholders Matters	30

Certain Transactions	30

Legal Proceedings	30

Interest of Named Experts And Counsel	31

Further Information	31

Financial Statements	31

SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. Before making a decision to purchase the shares our selling security holders are offering you should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements.

Summary Information about Laural Resources, Inc.

We were incorporated in the State of Nevada on February 13, 2007 and established a fiscal year end of May 31. We do not have any subsidiaries, affiliated companies or joint venture partners.

We are a start-up, pre-exploration stage company engaged in the search for gold and related minerals and have not generated any operating revenues since inception. We have incurred losses since inception and our auditors have issued a going concern opinion since we must raise additional capital to fund our operations. There is no assurance we will be able to raise this capital.

There is no assurance that a commercially viable mineral deposit, a reserve, exists at our mineral claim or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not currently have and may never be able to raise.

Our sole holding is a 100% interest in the Waibau Claim located in the Republic of Fiji. Laural acquired the Waibau Claim for the sum of $5,000. We own no property other than the Waibau Claim.

As of the date of this prospectus, we have not conducted any exploration work on the Waibau Claim. We have funds sufficient to complete only Phase 1 of a two-phase exploration program recommended for the Waibau Claim. It is our plan to complete Phase I by no later than December 31, 2007.

We have no fulltime employees and our management devotes a small percentage of their time to the affairs of the Company.

Our administrative office is located at # 15 - 1019 North Shore Blvd. E., Burlington, Ontario, Canada, L7T 1X8. Our telephone number is (905) 639- 4525.

On April 10, 2007 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, of 1,750,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $1,750. On May 31, 2007 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000. The aggregate total cash raised from the sale of shares was $41,750. Cash on hand totaled $40,609 as of May 31, 2007. Of these funds $35,494 remains in cash as of July 15, 2007, with the balance of $5,115 having been expended as follows:

Auditing fees - May 31/07 statements	$ 2,500
Bank charges (net of interest income)	15
Management fees	2,000
Rent	600
Amounts paid from proceeds as of July 15, 2007	$ 5,115

The following financial information summarizes the more complete historical financial information found in our audited financial statements contained elsewhere in this prospectus:

From February 13, 2007 (date of inception) to May 31, 2007
Statement of Expenses Information:

Revenue	$ NIL
Net Losses	17,524
Total Operating Expenses	17,524
Exploration Costs	7,000
General and Administrative	10,524

May 31, 2007
Balance Sheet Information:

Cash	$ 40,609
Total Assets	40,609
Total Liabilities	16,383
Stockholders Equity	24,226

The Offering

Following is a brief summary of this offering:

Common stock offered by selling security holders
975,000 shares offered by the selling security holders (including 175,000 shares, 6.9% of our issued and outstanding shares being offered by our directors) detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 13.

Common stock outstanding as of the date of this Prospectus	2,550,000 Shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling security holders.

Plan of Distribution
The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the OTCBB. However, no assurance can be given that our common stock will be approved for quotation on the OTCBB. Selling security holders may sell at market or privately negotiated prices.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 5 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock
Our common stock is not presently quoted on or traded on any market or securities exchange and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an active market for our common stock.

Risk Factors

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Laural contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

We lack an operating history and have losses, which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity or cease operations.

While we were incorporated in 2007, we have not yet conducted any exploration activities. We have not generated any revenues. We have no exploration history upon which you can evaluate the likelihood of our future success or failure. Our net loss from inception to May 31, 2007, the date of our most recent audited financial statements is $17,524. Our ability to achieve profitability and positive cash flow in the future is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to locate an economic ore reserve
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We have no known ore reserves and we cannot guarantee we will find any gold and/or silver mineralization or, if we find gold and/or silver mineralization, that it may be economically extracted.. If we fail to find any gold and/or silver mineralization or if we are unable to find gold and/or silver mineralization that may be economically extracted, we will have to cease operations.

We have no known ore reserves. Even if we find gold and/or silver mineralization we cannot guarantee that any gold and/or silver mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold and/or silver mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold and/or silver mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our sole property, the Waibau Claim, does not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

Because our officers and directors do not have technical training or experience in starting, and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations which will result in the loss of your investment.

None of our management team has experience exploring for minerals, starting and operating a mineral exploration company, nor do they have training in these areas. As a result their decisions and choices may not take into account standard managerial approaches mineral exploration companies commonly use. Consequently our ultimate financial success could suffer irreparable harm due to certain of management's lack of experience. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like Laural. We will have to hire professionals to undertake these filing requirements for Laural and this will increase the overall cost of operations. As a result we may have to suspend or cease exploration activity, or cease operations altogether, which will result in the loss of your investment.

If we don't raise enough capital for exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

We estimate that, with funding committed by our management combined with our cash on hand, we have sufficient cash to continue operations for twelve months provided we only carry out Phase I of our planned exploration activity. We are in the pre-exploration stage. We need to raise additional capital to undertake even Phase II of our planned exploration activity. You may be investing in a company that will not have the funds necessary to conduct any meaningful exploration activity due to our inability to raise additional capital. If that occurs we will have to delay exploration or cease our exploration activity and go out of business which will result in the loss of your investment.

Since we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

The possibility of development of and production from our exploration property depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified professional engineers and geologists. We are small company and do not have much capital. We must limit our exploration activity unless and until we raise additional capital. Any decision to expand our operations on our exploration property will involve the consideration and evaluation of several significant factors beyond our control. These factors include, but are not limited to:

●	Market prices for the minerals to be produced;
●	Costs of bringing the property into production including exploration preparation of production feasibility studies and construction of production facilities;
●	Political climate and/or governmental regulations and controls;
●	Ongoing costs of production;
●	Availability and cost of financing; and
●	Environmental compliance regulations and restraints.

These types of programs require substantial capital. Because we may have to limit our exploration, we may not find an ore body, even though our property may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President will be devoting only 15% of his time, approximately 24 hours per month, to our business. Our Chief Financial Officer and Secretary-Treasurer will be devoting only approximately 10% of his time, or 16 hours per month to our operations. As a consequence of the limited devotion of time to the affairs of the Company expected from management, our business may suffer. For example, because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic or may be periodically interrupted or suspended. Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

We have made no attempt to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we begin to undertake exploration activity, expected later this year. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of equipment and/or supplies we need to conduct our planned exploration work. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

No matter how much money is spent on the Waibau Claim, the risk is that we might never identify a commercially viable ore reserve.

Over the coming years, we might expend considerable capital on exploration of the Waibau Claim without finding anything of value. It is very likely the Waibau Claim does not contain any reserves so any funds spent on exploration will probably be lost. No matter how much money is spent on the Waibau Claim, we might never be able to find a commercially viable ore reserve.

Even if our property were found to contain a deposit, since we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our property into production and you may lose your investment.

We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place a mineral deposit into production.

Mineral exploration and development activities are inherently risky and we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  The Waibau Claim, our sole property, does not have a known body of commercial ore. Should our mineral claim be found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of our claim. Previous mining exploration activities may have caused environmental damage to the Waibau Claim. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Even with positive results during exploration, the Waibau Claim might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible. If the cost of extracting any minerals that might be found on the Waibau Claim is in excess of the selling price of such minerals, we would not be able to develop the claim. Accordingly even if ore reserves were found on the Waibau Claim, without sufficient tonnage we would still not be able to economically extract the minerals from the claim in which case we would have to abandon the Waibau Claim and seek another mineral property to develop, or cease operations altogether.

Risks Associated with this Offering:

Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.

Our directors and officers currently own 1,750,000 shares of common stock representing 68.6% of our outstanding shares. Such directors and officers have registered for resale 175,000 of their shares. Assuming that such directors and officers sell their 175,000 shares, they will still own 1,575,000 shares of common stock representing 61.8% of our outstanding shares. As a result, they will have substantial influence over our operations and can effect certain corporate transaction without further shareholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control.

Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC.

From the date of this prospectus, we estimate that it will take us between twelve to eighteen weeks to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are quoted on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

We anticipate the need to sell additional treasury shares in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Caldera	A large circular volcanic depression, often originating due to collapse.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Diorite	Igneous plutonic rock composed of sodic plagioclase feldspar and hornblende, biotite, or pyroxene.

Epithermal	Fluids, coming off a hot intrusive body of molten rocks, which solidify.

Gabbro	Highly mafic igneous plutonic rock, typically dark in color; rough plutonic equivalent of basalt.

Intrusives	A rock mass formed below earth's surface from molten magma which was intruded into a pre-existing rock mass and cooled to a solid.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Reserve
(1)  That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2)  Proven: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3)  Probable: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Shear Zone	Area where rocks have moved in earthquake related type activity and broken up the rock.

Vien	A fissure, fault or crack in rock filled by minerals that have traveled upward from some deep source.

Volcanic rocks	Igneous rocks formed from magma that has flowed out of, or has been violently ejected from, a volcano.

Zone	A belt, band, or strip of earth materials, however disposed; characterized as distinct from surrounding parts by some particular secondary enrichment.

Foreign Currency and Exchange Rates

Our mineral property is located in the Republic of Fiji, and costs expressed in the geological report on the Claim are expressed in Fijian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Fijian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to Fiji $1.546 or Fiji $1.00 being approximately equal US $0.46 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders. We will not receive any proceeds from the sale of shares of common stock in this offering. Laural will pay all expenses of this offering. The estimated cost of $ 28,326 is summarized below:
Description of Expenses	Paid to date	Future payments	Total amount

Accountant - preparation of financial statements as required (1)	$ -	$ 2,120	$ 2,120
Auditors’ examination of financial statements (2)	2,500	1,000	3,500
Consulting and legal fees & preparation of Registration Statement	10,500	12,000	22,500
Photocopying and delivery expenses	-	200	200
SEC filing fees	-	6	6
Estimated offering costs	$ 13,000	$ 15,326	$ 28,326

(1)	The accountant has prepared the working papers for the May 31, 2007 financial statements.

(2)	The auditors have given an opinion of the May 31, 2007 financial statements included herein.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. As of the date of this prospectus, our shares of common stock are not listed on any exchange or quoted on any inter-dealer quotation system. We intend to seek quotation of our common stock on the OTCBB. No assurance can be given that we will be successful of in having our common stock quoted on the OTCBB. Dispositions by the selling security holders may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Our common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

●	on the over-the-counter market;
●	to purchasers directly;
●	in ordinary brokerage transactions in which the broker solicits purchasers; or commissions from a seller/or the purchaser of the shares for whom they may act as agent;
●
through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

●
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

●	through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;
●
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

●	in any combination of one or more of these methods;
●	in a private transaction; or
●	in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

Selling security holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus if permitted. After the sale of the shares offered by this prospectus our two senior officer and directors, Mandi Luis and Robert MacKay, will hold directly an aggregate total of 1,575,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be $28,326. (See “Use of Proceeds” page 11), including but not limited to legal, accounting, printing and mailing fees will, be paid by Laural. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them.

SELLING SECURITY HOLDERS

None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Laural as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

None of the selling security holders named in this prospectus are residents of the United States. All are residents of the provinces of Ontario or Quebec, Canada. They are offering for sale a total of 975,000 shares of common stock of the Company.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion of the offering; and
●	The percentage owned by each upon completion of the offering assuming such selling shareholder sells all of their common stock offered in this registration statement.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our 2,550,000 shares of common stock outstanding as of the date of this prospectus. Of the 975,000 shares offered for sale (being 38.2% of our issued shares) 175,000 (representing 6.9% of our issued shares) are offered by the Company’s two officers.

Name of Shareholder	Common Stock Beneficially Owned Prior to Offering	Number of Common stock Offered Hereby	Common Stock Beneficially Owned Following the Offering (1)

No. of Shares %	No. of Shares %	No. of Shares %

Janine M. Luis	30,000	1.18%	30,000	Nil	Nil

Justin C. Luis	20,000	0.78%	20,000	Nil	Nil

Ian Hardy	40,000	1.57%	40,000	Nil	Nil

Susie Colomvakos	40,000	1.57%	40,000	Nil	Nil

Barbara Zugec	40,000	1.57%	40,000	Nil	Nil

David Zugec	10,000	0.39%	10,000	Nil	Nil

Zackary KIuzmicz	10,000	0.39%	10,000	Nil	Nil

Domenica Aresta	40,000	1.57%	40,000	Nil	Nil

Angela Allison	10,000	0.39%	10,000	Nil	Nil

Julia Alexander	15,000	0.59%	15,000	Nil	Nil

George Allan	10,000	0.39%	10,000	Nil	Nil

Casey Reece	10,000	0.39%	10,000	Nil	Nil

Linda St. John	40,000	1.57%	40,000	Nil	Nil

Sharon Pierce	40,000	1.57%	40,000	Nil	Nil

Emily Vivacqua	15,000	0.59%	15,000	Nil	Nil

Polly Pacheco	30,000	1.18%	30,000	Nil	Nil

Mario J. Pacheco	40,000	1.57%	40,000	Nil	Nil

Betty Stergidis	20,000	0.78%	20,000	Nil	Nil

Greg Skiouris	20,000	0.78%	20,000	Nil	Nil

Simone Beckett	15,000	0.59%	15,000	Nil	Nil

Jay Pierce	15,000	0.59%	15,000	Nil	Nil

C. Allan Pierce	20,000	0.78%	20,000	Nil	Nil

Nicholas Strudwick	10,000	0.39%	10,000	Nil	Nil

Amanda Strudwick	10,000	0.39%	10,000	Nil	Nil

Robert Strudwick	30,000	1.18%	30,000	Nil	Nil

Dana Strudwick	15,000	0.59%	15,000	Nil	Nil

Trevor Gilliss	20,000	0.78%	20,000	Nil	Nil

Dawn Chambers	20,000	0.78%	20,000	Nil	Nil

Ronny Yaron	20,000	0.78%	20,000	Nil	Nil

Maria J. Mandjik	40,000	1.57%	40,000	Nil	Nil

Sheilagh Mercer	30,000	1.18%	30,000	Nil	Nil

Ester Radai	15,000	0.59%	15,000	Nil	Nil

Bharat Aggarwal	30,000	1.18%	30,000	Nil	Nil

Sue Buric	20,000	0.78%	20,000	Nil	Nil

Sheryll Westcarr	10,000	0.39%	10,000	Nil	Nil

Mandi Luis	1,000,000	39.22%	100,000	900,000	35.3%

Robert MacKay	750,000	29.42%	75,000	675,000	26.5%

	2,550,000	100.0%	975,000	1,575,999	61.8%

(1) These figures assume all shares offered by selling security holders are in fact sold.
(2) Mandi Luis is our President, Principal Executive Officer and a director.
(3) Robert MacKay is our Secretary Treasurer, Principal Financial Officer and a director.

 Except for Mandi Luis and Robert MacKay, whose relationship with Laural is detailed in the footnotes immediately above, to our knowledge, none of the selling security holders has had a material relationship with Laural other than as a shareholder.

BUSINESS DESCRIPTION

Corporate Organization and History Within Last Five years

The Company was incorporated under the laws of the State of Nevada on February 13, 2007 under the name Laural Resources, Inc. The Company does not have any subsidiaries, affiliated companies or joint venture partners.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business other than the Waibau Gold Claim. We have a specific business plan to complete Phase I of our exploration program by no later than December 31, 2007. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.

Business Development Since Inception

We have relied upon advances from our directors to assist in financing the Company’s operations since inception. As of the July 15, 2007 our directors had advanced an aggregate total of $19,019 to the Company.

With funds advanced by one of our directors we identified and acquired a mineral property that we consider holds the potential to contain gold mineralization. On March 1, 2007 we purchased, for $5,000, the Waibau Gold Claim (hereinafter the “Waibau Claim”) from Siti Ventures Inc., an independent prospecting company based in Fiji. The Waibau Claim is situated approximately 9 miles south of the town of Lautoka, on the island of Viti Levu, the largest and most populous island in the Republic of Fiji.

In March 2007 we engaged Robert Symonds, P. Geol., to conduct a review and analysis of the Waibau Claim and the previous exploration work undertaken on the property and to recommend a mineral exploration program for the Waibau Claim. Mr. Symond’s report titled “Summary of Exploration of the Waibau Property, Lautoka, Fiji” dated March 12, 2007 (the “Symonds Report”) recommends a two-phase exploration program for the Waibau Claim.

We raised $1,750 in initial seed capital on April 10, 2007 in order to provide some working capital for the Company and on May 31, 2007 Laural closed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 800,000 common shares were sold at the price of $0.05 per share to raise $40,000.

We intend to undertake exploration work on the Waibau Claim. We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on our property. We do not have any ore body and have not generated any revenues from our operations. Our planned exploration work is exploratory in nature. We are the registered and beneficial owner of a 100% interest in the Waibau Claim located in the Republic of Fiji.
The Waibau Claim cover an area of approximately 81 hectares (approximately 200 acres).

Our Business

We intend to undertake exploration work on the Waibau Claim, located near the town of Lautoka, in the Republic of Fiji.

We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on our property.

We do not have any ore body and have not generated any revenues from our operations.

                        DESCRIPTION OF THE PROPERTY

Particulars of the Waibau Claim, our sole mineral property follow.

Location and Access

The Waibau Claim is located approximately 18 kilometers (9 miles) south of Lautoka, Fiji. The area covered by the Claim is an active mineral exploration and development region with plenty of heavy equipment and operators available for hire. Lautoka provides all necessary amenities and supplies including, fuel, helicopter services, hardware, drilling companies and assay services. Access to our Claim is via major highway south from Lautoka followed by good secondary gravel roads. No water is required for the purposes of our planned exploration work. No electrical power is required at this stage of exploration. Any electrical power that might be required in the foreseeable future could be supplied by gas powered portable generators.

Latest Mining Tenement Map

FIJI
CURRENT MINING TENEMENTS - 30th. SEPT., 2006.
REFERENCE
SPECIAL PROSPECTING LICENCE
SPECIAL MINING LEASE
NEW APPLICATION
AREA CLOSED TO PROSPECTING
OUTSTANDING APPLICATIONS
Vanua Levu
Rabi
Kioa
Qamea
Taveuni
Yasawa
Nacula
Matacawa Levu
Yaqeta
Naviti
Waya
YASAWA
GROUP
Viwa
Viti Levu
Lautoka
MAMANUCA
GROUP
Malolo
Nadi
Suva
Beqa
Vatulele
Ovalau
LOMAIVITI
GROUP
Koro
Gau
Vanua Balavu
Mago
Cicia
LAU
LAU GROUP
AREAS CLOSED TO PROSPECTING
Lakeba
GROUP
Moala
Totoya
Matuku
Kabara
Fulaga
Ogea Levu
Kadavu
Ono
INSET
SCALE
0 20 40 60 80 100 Km

The claim’s terrain is rugged with elevations ranging from of 1,950 feet to over 4,300 feet. Tropical mountain forests grow at lower elevations in the northeast corner of the claim and good rock exposure is found along the peaks and ridges in the western portion of the claim. The climate is mild year round with the rainy season falling from May to October.

Property Geology

A belt of volcanic rocks, of the Ba Volcanic Group, underlies the property. These volcanic rocks are exposed along a wide axial zone of a broad complex. The presence of these rocks is relevant to us as gold, at the nearby (approximately 19 miles to the west of our claim) Waiso Gold Mine, currently a producer of gold in commercial quantities, is generally concentrated within extrusive volcanic rocks (of the Ba Volcanic Group) in the walls of large volcanic caldera.

The main igneous intrusions consist of Colo Plutonoic Suite consisting of tholetic gabbros, tonalities and tondjhemites. Age data indicate that the intrusive rocks are intermediate in age between Ba Volcanic Group rocks west of the area and the younger Tertiary Wainimala Group rocks exposed to the east.

Theoletic Gabbros, for example, are generally are a greenish or dark coloured fine to coarse grained rock. Irregular shaped masses of so called "soda granite" are seen in both sharp and gradational contact with the diorite. The different phases of Colo Plutonic Suite are exposed from south of the Waibau Gold Claim to just north of the town of Lautoka and are principal host rocks for gold veins at the previously mentioned Waisoi Gold Mine.

On a regional basis the area of Fiji in which the Waibau Claim is located is notable for epi-thermal type gold deposits such as that exploited at the previously mentioned Waisoi Gold Mine. While no mineralization has been reported for the area covered by the Waibau Claim, structures and shear zones affiliated with mineralization on adjacent properties pass through the claim.

Previous Exploration

To our knowledge based on examination by our geologist of available records, no detailed exploration has previously been undertaken on the area covered by the Waibau Claim. Numerous showings of mineralization have been discovered in the area however and six prospects have achieved significant production. The same rock units of the Ba Volcanic Group that are found at those mineral occurrences underlie our claim. The Symonds’ Report has concluded that further exploration of the Waibau Claim is warranted. No assurance, however, can be given that any mineralization will found on our Claim.

Proposed Exploration Work - Plan of Operation

The Symonds’ Report recommends a phased exploration program to properly evaluate the potential of the Waibau Claim. Mr. Symonds is a registered member in good standing of the Geological Society of Fiji. He is a graduate of Nagoya University, Nagoya, Japan with both a Bachelor of Science degree, Geology (1976) and a Master of Science (1978). Mr. Symonds has practiced his profession as a geologist since 1979. He visited our claim in February 2007 and has worked on other mineral exploration projects in the immediate vicinity of our claim.

We must conduct exploration to determine what minerals exist on our property and whether they can be economically extracted and profitably processed. We plan to proceed with exploration of the Waibau Claim by completing Phase I of the work recommended in the Symonds Report, in order to begin determining the potential for discovering commercially exploitable deposits of gold on our claim.

We have not discovered any ores or reserves on the Waibau Claim, our sole mineral property. Our planned Phase I work is exploratory in nature.

The Symonds Report recommends a two-phase exploration program to properly evaluate the potential of the claim. Phase I work will consist of geological mapping and surveying. This will involve, among other things, establishing a grid and the creation of maps showing all features of the terrain of our claim. We will create an actual grid on the ground whereby items can be related one to another more easily and with greater accuracy. When we map, we will actually draw a scale map of the area and make notes on it as to the location where anything (e.g. potential mineralization) was found that was of interest. In the process we will also identify any showings which appear to warrant sampling, i.e. any rock formations that appear to warrant our taking soil and rock samples from the claims to a laboratory where a determination of the elemental make-up of the sample and the exact concentrations of gold and other indicator minerals can be made. We anticipate, based on the estimate contained in the Symonds Report, that Phase I work will cost $11,050 (Fiji $17,700). The Waibau Claim is located in a tropical climatic area so the claim can be worked year round. We anticipate completing Phase I before the end of 2007.

Should Phase I results warrant further work, and provided we are able to raise additional funds to undertake additional work on the Waibau Claim, we would undertake the Phase II work recommended in the Symonds’ Report. The Phase II geochemical and surface sampling work would be designed to compare the relative concentrations of gold and other indicator minerals in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance.

If an apparent mineralized zone(s) is identified and narrowed down to a specific area by the Phase I & II work, we would then consider (again subject to our ability to raise additional funds to do so) the feasibility of diamond drilling selected targets to test the apparent mineralized zones. The cost of such a program, assuming it is warranted, cannot be estimated at this time.

The recommended Phase II work is estimated to cost a further $13,560 (Fiji $21,700). At this point we have funds available to complete Phase I only. We will have to raise additional capital in order to carry out Phase II, work or any other work beyond Phase I. Particularly since we have a limited operating history, no reserves and no revenue, our ability to raise additional funds might be limited. If we are unable to raise the necessary funds, we would be required to suspend Laural’s operations and liquidate our company. See, particularly, ‘Risk Factors beginning on page 5.

There are no permanent facilities, plants, buildings or equipment on the Waibau Claim.

Competitive Factors

The mining industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest exploration companies in existence and are an infinitely small participant in the mining business which is the cornerstone of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Readily available markets exist for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover, in the event commercial quantities are discovered on the Waibau Claims. There is no ore body on the Waibau Claims.

Government Regulation

Exploration activities are subject to various national, state, foreign and local laws and regulations in Fiji, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in Fiji.

Environmental Regulation

Our exploration activities are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our exploration activities are conducted in material compliance with applicable laws and regulations. Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain exploration activities uneconomic.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claim. At present, we have no employees as such although each of our officers and directors devotes a portion of his time to the affairs of the Company. None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

As indicated above we will hire subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of potential subcontractors. We do not intend to initiate negotiations or hire anyone until we are nearing the time of commencement of our planned exploration activities.

                        MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, pre-exploration stage company. We have a limited operating history and have not yet generated or realized any revenues from our activities. We have yet to undertake any exploration activity on our sole property, the Waibau Claim. As our property is in the early stage of exploration and there is no reasonable likelihood that revenue can be derived from the property in the foreseeable future.

We have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals, if ever. Accordingly, we must raise cash from sources other than the sale of minerals found on the Waibau Claim. That cash must be raised from other sources. Our only other source for cash at this time is investment by others in the Company. We must raise cash to implement our planned exploration program and stay in business.

Since our business activity is related solely to the exploration and evaluation of the Waibau Claim, it is the opinion of management that the most meaningful financial information relates primarily to current liquidity and solvency. As at May 31, 2007, we had working capital of $24,226. As can be determined from the following table the Company will require cash injections of approximately $14,000 to enable the Company to meet its anticipated expenses over the next twelve months. The directors and officers have committed to advance up to a further $20,000 cash in order that we are adequately funded for the forthcoming twelve months.

Our future financial success will be dependent on the success of the exploration work on the Waibau Claim. Such exploration may take years to complete and future cash flows, if any, are impossible to predict at this time. The realization value from any mineralization which may be discovered by us is largely dependent on factors beyond our control such as the market value of metals produced, mining regulations in the Republic of Fiji and foreign exchange rates.

Our capital commitments for the next twelve months consist of expenses associated with the completion of Phase I of our exploration program, estimated at $11,050. Including Phase I work, we will have to incur the following estimated expenses over the next twelve months:

Expenses	Amount	Description

Accounting	$ 3,500	Fees to the internal accountant for preparing the quarter and annual working papers for the financial statements to be reviewed and examined by the independent accountants.
Audit	4,000	Review of the quarterly financial statements and examination of the annual financial statements and rendering an opinion thereon.
Bank charges	150	Estimated bank charges
Consulting and legal fees	12,000	Estimate cost to complete this registration statement.
Exploration	11,050	Completion of Phase I
Filing fees	200	Annual fee to the Secretary of State for Nevada
Management fees	12,000	Agreed amount of $1,000 per month
Office	500	Photocopying, delivery and fax expenses
Rent	3,600	Agreed upon rent at $300 per month.
Transfer agent’s fees	1,000	Preparation of share certificates and other documents periodically required by the Company
Estimated expenses	$48,000
Accounts Payable - third Parties - May 31, 2007	3,864	Represents the amounts owed to third party creditors as at May 31, 2007
Total estimated cash needed	51,864
Less: cash on hand - May 31, 2007	(40,609)	Cash on hand as at May 31, 2007 applied to estimated expenses.
Additional cash required	$ 11,255

As indicated above, we intend to offset the cash shortfall of $11,255 by future advances of cash of approximately $20,000 to the Company committed to by our directors and officers.

We have no plant or significant equipment to sell, nor are we going to buy any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the Waibau Claim through joint venture arrangement or even the sale of part of the Waibau Claim. Neither of these avenues has been pursued as of the date of this prospectus.

Our engineer has recommended a two-phase exploration program for the Waibau Claim. However, even if Phase I results suggest Phase II work is warranted, we do not presently have the requisite funds and so will be unable to complete anything beyond Phase I of the recommended exploration program until we raise more money or find a joint venture partner to complete the exploration work. If we cannot find a joint venture partner and do not raise more money, we will be unable to complete any work beyond Phase I of the exploration program recommended by our engineer. If we are unable to finance additional exploration activities, we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any employees at this time. All of the work on the Waibau Claim will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, exploration, and excavation. We may engage a geologist to assist in evaluating the information derived from the exploration and excavation including advising us on the economic feasibility of removing any mineralized material we may discover.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on February 13, 2007. We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

Should we be successful in our initial exploration activities, in order to become profitable and competitive, we anticipate the need to invest considerable time and capital in the exploration of our property before we could start production of any minerals we may find. We must obtain additional equity or debt financing to provide the capital required to fully implement our phased exploration program. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing shareholders.

Overview

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred a net loss, for the period from the inception of our business on February 13, 2007 to May 31, 2007, of $17,524. We did not earn any revenues during the aforementioned period.

Our financial statements included in this prospectus have been prepared without any adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

We are presently in the pre-exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exits in the Waibau Claim until further exploration work is done and a comprehensive evaluation concludes economic and legal feasibility.

Results of Operations - Four months ended May 31, 2007.

For the period from February 13, 2007 (date of inception) to May 31, 2007

For the period from February 13, 2007 (date of inception) to May 31, 2007, we had a net loss of $17,524. This represents a net loss of $0.01per share for the period based on a weighted average number of shares outstanding of 1,757,476. Our loss to date represents various expenses incurred with organizing the company, undertaking audits, paying management fees and general office expenses which can be broken down as follows:

Expense	Amount	Description

Accounting and audit	$ 3,825	Preparation of working papers ($1,325) for submission to our independent accountants for examination of the financial statements ($2,500)
Bank charges	91	Includes the printing of the Company’s checks.
Consulting fees	4,000	We have contracted with an independent consultant to prepare this registration statement at a cost of $20,000 of which $4,000 has been paid as at May 31, 2007
Exploration and Geological Report	7,000	The purchase to the Waibau Claim was for a cost of $5,000 and cost of $2,000 for Robert Symonds to prepare a geological report on the Claim.
Filing fees	350	Cost of filing with the Secretary of State for Nevada was $225 and to obtain a certificate of good standing was $125.
Incorporation costs	590	Cost to incorporate in the State of Nevada.
Management fees	1,000	The directors approved, commencing on May 1, 2007, a management fee to Mandi Luis, President, in the amount of $1,000 per month.
Office and general	368	General office expenses including photocopying, courier and faxing documents.
Rent	300	The directors approved $300 per month payable to Mandi Luis for the use of her residence as an office for the Company.
	$ 17,524

Our Planned Exploration Program

We must conduct exploration to determine what amounts of minerals exist on the Waibau Claim and if such minerals can be economically extracted and profitably processed.

Our planned exploration program is designed to efficiently explore and evaluate our property.

Our anticipated exploration costs over the next twelve months on the Waibau Claim are approximately $11,050. This figure represents the anticipated cost to us of completing the Phase I of the Symonds Report. Should the results of the Phase I work be sufficiently encouraging to justify our undertaking the Phase II program we recognize that, in order to undertake Phase II (at an estimated cost of a further $13,560), we will have to raise additional investment capital as our cash on hand is fully committed to other ongoing administrative expenses of the Company.

Balance Sheet as at May 31, 2007

Total cash and cash equivalents, as at May 31, 2007 was $40,609. Our working capital as at May 31, 2007 was $24,226 when taking into consideration $12,519 owed to related parties.

Our working capital was derived from the completion of an initial seed capital offering on April 10th, 2007 which raised $1,750 and a private placement on May 31, 2007 which raised a further $40,000. No revenue was generated during these periods.

Total shareholders’ equity as at May 31, 2007 was $24,266. Total shares outstanding as at May 31, 2007 was 2,550,000.

As of July 15, 2007 share capital outstanding was 2,550,000 common shares.

Trends

We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future. We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in ‘Risk Factors’, page 5.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our intended exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of May 31, 2007, we have not generated revenues, and have experienced negative cash flow from minimal exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

MANAGEMENT

Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age
Mandi Luis # 15 - 1019 North Shore Blvd. E., Burlington, Ontario, Canada, L7T 1X8	Chief ExecutiveOfficer, President and Director (1)	51

Robert MacKay 1 Largo Lane, Scarborough, Ontario, Canada, M1J 1R2	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	45

(1)	Mandi Lui was appointed a director on February 23, 2007, President and Principal Executive Officer on February 24, 2007.

(2)	Robert MacKay became a director on February 24, 2007 and was also appointed Secretary Treasurer and Chief Financial Officer on February 24, 2007.

Background of officers and directors

MANDI LUIS has been the President and Director of the Company since February 2007. Ms. Luis worked for a major Canadian bank for over 27 years, staring out in mortgage lending, soon rising to branch and then regional management positions, with her emphasis shifting to human resources, project management workplace wellness/mental health during her last decade with the bank. During the past five years Ms. Luis has operated a consulting firm providing individual and group career consulting including such services as career development, job search techniques and skills, interview preparation, resume building and hosting/marketing of career development retreats and seminars.

ROBERT MacKAY has been a director and Secretary Treasurer of the Company since February 2007. Since 1980, Mr. MacKay has been involved in community mental health advocacy, initially in New Brunswick and more recently in Ontario. For the past five years, Mr. MacKay has operated his own consulting company specializing in the promotion, creation and implementation of ‘workplace wellness’ dealing with the creation and maintenance of healthy (physical and mental) working environments, for private industry and government.

None of our officers and directors work full time for our company. Mandi Luis spends approximately 24 hours a month on administrative and accounting matters. With recent preparation of this Registration Statement and because the Company intends to seek a quotation on the OTCBB in the near future Ms. Luis’s time on Company affairs is expected to continue at this pace for the foreseeable future. As Secretary Treasurer, Robert MacKay spends approximately 16 hours per month on corporate matters.

None of our directors is an officer or director of a company registered under the Securities and Exchange Act of 1934.

Board of Directors Audit Committee

Below is a description of the Audit Committee of the Board of Directors. The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

Our audit committee is comprised of Mandi Luis, our President and Chairman of the audit committee, and Robert MacKay our Chief Financial Officer and Secretary Treasurer neither of whom are independent. Neither Ms. Luis nor Mr. MacKay can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B. The Company does not presently have, among its officers and directors, a person meeting these qualifications and given the our financial conditions, does not anticipate in seeking an audit committee financial expert in the near future. However Ms. Luis, Chairman of the Audit Committee, has engaged the services of an independent Chartered Accountant as a consultant to provide advice to the Audit Committee as and when the committee meets to review the Company’s financial statements.

Apart from the Audit Committee, the Company has no other Board committees.
Since inception on February 13, 2007, our Board has conducted its business entirely by consent resolutions and has not met, as such. Our Audit Committee has held one meeting.

Conflicts of Interest

None of our officers and directors is a director or officer of any other company involved in the mining industry. However there can be no assurance such involvement in other companies in the mining industry will not occur in the future. Such potential future involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared, the Board of Directors adopted, on February 24, 2007, a Code of Business Conduct and Ethics. Laural’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Laural and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles and other relevant issues.

Significant Employees

Except payments to Ms. Luis, we have no paid employees as such. Our Officers and Directors fulfill many functions that would otherwise require Laural to hire employees or outside consultants. We anticipate engaging the services of workers to assist in the exploration of the Waibau Claim. We expect to engage a field worker(s) later this year to assist in conduct the Phase I exploration work to undertaken on the Waibau Claim by the end of 2007. Any field workers we engage will not be considered employees either on a full time or part time basis. This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required to fulfill such functions.

Family Relationships

Our President and our Chief Financial Officer and Secretary Treasurer are unrelated.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) engaging in any type of business practice; or
(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Company’s Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Executive Compensation

The Board of Director has approved a management fee to Mandi Luis in the amount of $1,000 per month. This monthly fee will pay Ms. Luis for time in performing administrative functions for us including engaging consultants and developing our business plan. This fee was determined by the Board considering the amount of time Ms. Caron will provide to the Company and also taking into consideration the financial condition of the Company.

Compensation Summary

The following table summarizes all compensation earned by or paid to our Chief Executive Officer (Principal Executive Officer) and other executive officers, during the past fiscal year ended May 31, 2007.

Summary Compensation Table

Name and principal position	Year	Salary	Option Award	All Other compensation	Total
Martin Mani Luis Chief Executive Officer, President and Director	2007	$1,000	0	0	$1,000

Robert MacKay Chief Financial Officer, Secretary, Treasurer and Director	2007	0	0	0	0

Compensation of Directors and Officers

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Our President has received monthly, commencing May 1, 2007, the sum of $1,000 as a management fee.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as at July 15, 2007, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class

Common Stock	Mandi Luis # 15 - 1019 North Shore Blvd. E., Burlington, Ontario, Canada, L7T 1X8	1,000,000	39.2%

Common Stock	Robert MacKay 1 Largo Lane, Scarborough, Ontario, Canada, M1J 1R2	750,000	29.4%

Common Stock	Directors and Officers as a Group (2 persons)	1,750,000	68.6%

(1)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of July 15, 2007 there are a total of 2,550,000 shares of our common stock issued and outstanding. Of these, all 2,550,000 shares, being 100% of our issued shares, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are registering 975,000 shares, representing 38.2% of our issued shares leaving 1,575,000 shares being 61.8% of our shares, as ‘restricted shares’:

Mandi Luis	900,000 shares
Robert Mackay	675,000 shares

Total restricted shares	1,575,000 shares

 DESCRIPTION OF SECURITIES

Our authorized capital consists of 300,000,000 shares of common stock, par value $0.001 per share, of which 2,550,000 shares are issued and outstanding.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends, if any, will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Transfer Agent

We have engaged the services of Action Stock Transfer Corporation, 7069 S. Highland Drive, Suite 300, Salt Lake City, UT., 84121 to act as transfer and registrar.

MARKET FOR COMMON SHARES & RELATED STOCKHOLDERS MATTERS

Market Information

At the present time, there is no established market price for our shares.

There are no shares that have been offered pursuant to or underlying an employee benefit plan. There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common stock of our Company.

Holders
Including its two officers and directors, Laural has 37 shareholders as at the date of this prospectus.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On April 10, 2007 Laural issued to (i) our President, Principal Executive Officer and Director, Mandi Luis, 1,000,000 shares at the price of $0.001 per share for total consideration of $1,000; and (ii) our Principal Financial Officer, Secretary-Treasurer and a director, Robert MacKay, 750,000 shares at the price of $0.001 per share for total consideration of $750.

The shares issued to Ms. Luis and Mr. MacKay were in consideration of their agreeing to take the initiative in developing and implementing the business plan of the Company, including, among other things, providing the initial capital to allow the Company to engage a professional geologist to assist in identifying a mineral prospect considered worthy of exploration, identifying investors and arranging for the initial private placement to enable the Company to implement its business plan.

As at July 15 2007, Mandi Luis had received $3,000 from the Company representing a monthly management fee of $1,000.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel referred to in the prospectus has any interest in Laural. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Laural or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Laural. Our financial statements included in this Prospectus have been audited by Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included in this Prospectus.

The geological report on the Waibau Claim, dated March 12, 2007, and titled “Summary of Exploration of the Waibau Property, Lautoka, Fiji” was authored by Robert Symonds, P. Geol., of 55 Nadawa Road, Nasinu, Fiji.

The legality of the shares of common stock being registered has been passed upon by Daniel B. Eng, Esq., 1455 Response Road, Suite 230, Sacramento, California, 95815.

FURTHER INFORMATION

Laural will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Laural has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Laural and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Our audited financial statements for the period ended May 31, 2007 immediately follow:

MADSEN & ASSOCIATES CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants	Murray, Utah, 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
Laural Resources, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have audited the accompanying balance sheet of Laural Resources, Inc. (pre-exploration stage company) at May 31, 2007, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from February 13, 2007 (date of inception) to May 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laural Resources, Inc. at May 31, 2007, and the results of operations and cash flows for the period from February 13, 2007 (date of inception) to May 31, 2007, in conformity with generally accepted accounting principles.

Murray, Utah      MADSEN & ASSOCIATES, CPA’s INC.
July 20, 2007

                    LAURAL RESOURCES, INC.
(A Pre-exploration Stage Company)
BALANCE SHEET
May 31, 2007

ASSETS

CURRENT ASSETS

Cash	$ 40,609

Total Current Assets	$ 40,609

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 3,864
Accounts payable - related parties	12,519

Total Current Liabilities	16,383

STOCKHOLDERS’ EQUITY

Common stock
300,000,000 shares authorized, at $0.001 par value;
2,550,000 shares issued and outstanding	2,550
Capital in excess of par value	39,200
Deficit accumulated during the pre-exploration stage	(17,524)

Total Stockholders’ Equity	24,226

$ 40,609

The accompanying notes are an integral part of these financial statements.

LAURAL RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF OPERATIONS
For the period from February 13, 2007 (date of inception) to May 31, 2007

REVENUES	$ -

EXPENSES

Acquisition, staking and geological report	7,000
Administrative	10,524

NET LOSS FROM OPERATIONS	$(17,524)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.01)

AVERAGE OUTSTANDING SHARES

Basic	1,757,476

The accompanying notes are an integral part of these financial statements.

LAURAL RESOURCES, INC.
(Pre-Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  February 13, 2007 (date of inception) to May 31, 2007

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance February 13, 2007	-	$ -	$ -	$ -

Issuance of common shares for cash at $.001 - April 10, 2007	1,750,000	1,750	-	-

Issuance of common shares for cash at $.05 - May 31, 2007	800,000	800	39,200	-

Net operating loss for the period February 13, 2007 (date of Inception) to May 31, 2007	-	-	-	(17,524)

Balance as at May 31, 2007	2,550,000	$ 2,550	$ 39,200	$ (17,524)

The accompanying notes are an integral part of these financial statements

LAURAL RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF CASH FLOWS

For the period from February 13, 2007 (date of inception) to May 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(17,524)

Adjustments to reconcile net loss to net cash provided by operating activities:

Changes in accounts payable	3,864

Net Cash Provided (Used) in Operations	(13,660)

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loan from related party	12,519
Proceeds from issuance of common stock	41,750
54,269

Net Increase (Decrease) in Cash	40,609

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$ 40,609

The accompanying notes are an integral part of these financial statements

LAURAL RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
May 31, 2007

1. ORGANIZATION

The Company, Laural Resources Inc., was incorporated under the laws of the State of Nevada on February 13, 2007 with the authorized capital stock of 300,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company has elected May 31 as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

LAURAL RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
May 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On May 31, 2007 the Company had a net operating loss carry forward of $17,524 for income tax purposes. The tax benefit of approximately $5,300 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years. Losses will expire on 2027.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

LAURAL RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
May 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.
Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF MINERAL CLAIM

On March 1, 2007, the Company acquired the Waibau Gold Claim located in the Republic of Fiji from Siti Ventures Inc., an unrelated company, for the consideration of $5,000. The Waibau Gold Claim is located on the island of Viti Leva. Under Fijian law, the claim remains in good standing as long as the Company has an interest in it. There is no annual maintenance fees or minimum exploration work required on the Claim.

LAURAL RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
May 31, 2007

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their families have acquired 69% of the common stock issued and have made no interest, demand loans to the Company of $12,519.

Officers-directors are compensated for their services in the amount of a total $1,000 per month starting May 1, 2007.

5. CAPITAL STOCK

On April 10, 2007, Company completed a private placement consisting of 1,750,000 common shares sold to directors and officers at a price of $0.001 per share for a total consideration of $1,750. On May 31, 2007, the Company completed a private placement of 800,000 common shares at $0.05 per share for a total consideration of $40,000.